UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2007

ALTEON INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16043	13-3304550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 West Grand Avenue
Montvale, New Jersey 07645
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (201) 934-5000

6 Campus Drive
Parsippany, New Jersey 07054
___________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 2, 2007, Alteon Inc., a Delaware corporation (the “Company,” “Alteon” or “we”) entered into an Amended and Restated Exclusive License Agreement with Oxis International (“Oxis”) that includes a worldwide exclusive license granted by Oxis to Alteon and covering a family of orally bioavailable organoselenium compounds that have shown anti-oxidant and anti-inflammatory properties in clinical and preclinical studies, and which changes certain rights and obligations under our previous agreement with Oxis. Among other changes, the amended agreement broadens the field of Alteon’s license to all uses of the licensed technology and eliminates the exclusive right of Oxis to act as a supplier of licensed product to Alteon.

The amended agreement also requires that Alteon make certain fixed payments to Oxis of up to $500,000 over the next six months, and enter into a share purchase agreement for the purchase of $500,000 of newly issued shares of Oxis common stock at a premium over the then current market price. Alteon further commits to a minimum investment in a development program from licensed products.

Royalty and milestone payments are changed in the amended agreement, including the addition of a right to reduce royalty payments to Oxis in the event a royalty on a licensed product is payable to a third party. Alteon is granted an option to further reduce royalty rate on future payments of a fixed fee.

The amended and restated agreement will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending June 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTEON INC.

Dated: April 6, 2007	/s/ Noah Berkowitz, M.D., Ph.D.
Noah Berkowitz, M.D., Ph.D.
President and Chief Executive Officer